SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                        (Amendment No.____________)*


                              CB BANCSHARES, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   124785106
--------------------------------------------------------------------------------
                                (CUSIP Number)


                                AUGUST 28, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


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*    The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 124785106
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                             Page 1 of 4 Pages

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Northaven Management, Inc.              13-3811355
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)  N/A
     (b)  N/A

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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
-------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           190,900 Shares
               ----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               ----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         190,900 Shares
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     190,900 Shares
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.0%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1

(a)  Name of Issuer:          CB BANCSHARES, INC.

(b)  Address of Issuer's      201 Merchant Street,
     Principal Executive      Honolulu,
     Offices:                 Hawaii 96813


Item 2

(a)  Name of Person Filing:   NORTHAVEN MANAGEMENT, INC.

(b)  Address of Principal     237 Park Avenue
     Business Office:         New York, NY 10017

(c)  Citizenship:             New York corporation

(d)  Title of Class of        Common Stock of the Issuer
     Securities:

Item 3

     Not applicable as this Schedule 13G is being filed pursuant to ss.240.13d-1(c).

Item 4

     See lines 5, 6, 7, 8, 9 and 11 on page 2 of this Schedule 13G.

Items 5 thru 9

     Not applicable

Item 10

     Certifications.

     "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        September 5, 2000

                                        NORTHAVEN MANAGEMENT, INC.


                                        By /s/ Paul Burke
                                           -----------------------------------
                                           Paul Burke, Vice President